Exhibit 23
Consent of Independent Registered Public Accounting Firm

Fidelity National Information Services, Inc. Group Plans Committee:
We consent to the incorporation by reference in the Registration Statement (No. 333-132844) on Form S-8 of Fidelity National Information Services, Inc. of our report dated June 29, 2011 with respect to the statements of net assets available for benefits of Fidelity National Information Services, Inc. 401(k) Profit Sharing Plan as of December 31, 2010 and 2009, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedules, Schedule H, line 4a - Schedule of Delinquent Participant Contributions for the year ended December 31, 2010, and Schedule H, line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2010, which report appears in the December 31, 2010 annual report on Form 11-K of Fidelity National Information Services, Inc. 401(k) Profit Sharing Plan.
/s/ KPMG LLP
June 29, 2011
Jacksonville, Florida
Certified Public Accountants